Exhibit 99.22

STOCK PURCHASE AND SALE AGREEMENT

REPRESENTING 0.1% OF THE CAPITAL STOCK OF YPF S.A.

by and among

REPSOL YPF, S.A.

REPSOL EXPLORACIÓN, S.A.

CAVEANT S.A.

REPSOL YPF CAPITAL, S.L.

PETERSEN ENERGÍA, S.A.

and

PETERSEN ENERGÍA INVERSORA, S.A.

November 12, 2008

Signature Version

STOCK PURCHASE AND SALE AGREEMENT

In Madrid and Buenos Aires, on November 12, 2008

BY AND AMONG

Parties of the first part,

(1)

Repsol YPF, S.A., the parent company of Grupo Repsol group of companies (hereinafter, “Repsol”), established pursuant to Spanish law on November 12, 1986 in virtue of public articles of incorporation granted before the notary public of Madrid, Mr. Miguel Mestanza Fraguero on the same date under number 4,293 of those of his register, a company duly recorded in the Commercial Registry of Madrid at Volume 7063, 6058 of Section 3rd of the Companies Book, Sheet 119, Page M-72-059-1. Repsol YPF has its principal executive offices at Paseo de la Castellana 278, 28046 Madrid and its tax identification code (CIF), A-78374725, is current.

Herein represented by Mr. Fernando Ramírez Mazarredo, of age of majority, married, a Spanish national, with professional domicile at Madrid, Paseo de la Castellana 278,, and holder of Spanish National Identification Document number 1.485.502-R, current, in virtue of a power of attorney granted on June 20, 2005, before the Notary of Madrid Mr. Jaime Recarte Casanova, under number 2008 of his register.

(2)

Repsol Exploración, S.A., (hereinafter, “Repsol Exploración”) established pursuant to Spanish law on May 5, 1965 in virtue of public articles of incorporation granted before the notary public of Madrid Joaquín Enrique Pérez Real on the same date under number 2,098 of those of his register, a company duly recorded in the Commercial Registry of Madrid at Volume 3146, Sheet 1, Page M-53739. Repsol Exploración has its principal executive offices at Paseo de la Castellana 280, 28046 Madrid and its tax identification code (CIF), A-28138873, is current.

Herein represented by Mr. Marcos Estanislao Mozetic, of age of majority, married, an Argentine national, with professional domicile at Madrid, Paseo de la Castellana 280, and holder of Argentine passport number 10.111.184-N, current, in virtue of a power of attorney granted on October 6, 2004, before the Notary of Madrid Mr. Carlos Rives Gracia, under number 1,658 of his register.

Signature Version

(3)

Caveant, S.A., (hereinafter “Caveant”) established pursuant to A law, with Bylaws recorded with the Inspectorate General of Justice on July 2, 1980 under number 2,415 of Book 95, Volume A of Business Companies. Caveant has its principal executive offices at Buenos Aires, Avda. Presidente Roque S. Peña 777, and its tax identification code (CIF), 30-62881362-7, is current.

Herein represented by Mr. Fernando Ramírez Mazarredo, of age of majority, married, a Spanish national, with professional domicile at Madrid, Paseo de la Castellana 278, and holder of Spanish National Identification Document number 485.502-R, current, in virtue of a power of attorney granted on February 14, 2008, before the Notary of Buenos Aires Mr. Carlos Emilio del Río, under folio 110 of his register.

(4)

Repsol YPF Capital, S.L., a company wholly owned by Grupo Repsol (hereinafter, “Repsol YPF Capital”) established pursuant to Spanish laws on December 20, 2002 in virtue of public articles of incorporation granted before the notary public of Madrid Carlos Rives Gracia on the same date under number 4,166 of those of his register, a company duly recorded in the Commercial Registry of Madrid at Volume 18308, Sheet 171, Page M-317473. Repsol YPF Capital has its principal executive offices at Paseo de la Castellana 278, 28046 Madrid and its tax identification code (CIF), B-83505651, is current.

Herein represented by Mr. Fernando Ramírez Mazarredo, of age of majority, married, a Spanish national, with professional domicile at Madrid, Paseo de la Castellana 278, and holder of Spanish National Identification Document number 485,502-R, current, in virtue of a power of attorney granted on February 19, 2008, before the Notary of Madrid Mr. Martín Recarte Casanova, under number 590 of his register.

And of the second part,

PETERSEN ENERGÍA INVERSORA, S.A. (hereinafter, “PEISA”) a company fully held by Messrs. Enrique Eskenazi, Mr. Sebastián Eskenazi, Mr. Matías Eskenazi Storey, and Mr. Ezequiel Eskenazi Storey (hereinafter, all of them, jointly, the “Eskenazi Family”), established pursuant to Spanish laws on March 26, 2008, in virtue of certified articles of incorporation granted before the notary public of Madrid Carlos Rives Gracia on the same day under number 910 of those of his Register, which company is duly registered in the Commercial Registry of Madrid at Volume 25,433, Folio 170, Page M-458,196. PEISA has its corporate domicile at Velásquez, number 9, 1st Floor, 28046 Madrid and its tax identification code (CIF), A-85392751, is current.

Herein represented by Mr. Mauro Renato José Dacomo, of age of majority, married, an Argentine national, with professional domicile in Buenos Aires (Argentina), José Pedro Varela 3726, and holder of Argentine passport number 16764606-N, current, in

Signature Version

virtue of the power of attorney granted on November 10, 2008, before the Spanish consul in Buenos Aires, Mr. Juan José Escobar Stemmann, under number 1,522 of his register.

And the party of the third part,

PETERSEN ENERGÍA, S.A. (hereinafter, “PESA”), a company established pursuant to Spanish law, for the purposes of this transaction, on July 23, 2007 in virtue of public articles of incorporation granted before the notary public of Madrid, Mr. José Luis Martínez-Gil Vich on the same date under number 2918 of those of his register, a company duly recorded in the Commercial Registry of Madrid at Volume 24588, Folio 88, Page M-442504. Petersen Energía, S.A. has its principal executive offices at Plaza Pablo Ruiz Picasso 1, Torre Picasso, 38th Floor, 28020, Madrid and its tax identification code (CIF), A-85174621, is current.

Herein represented by Mr. Mauro Renato José Dacomo, of age of majority, married, an Argentine national, with professional domicile in Buenos Aires (Argentina), José Pedro Varela 3726, and holder of Argentine passport number 16764606-N, current, in virtue of the power of attorney granted on February 11, 2008, before the Notary of Madrid, Mr. Manuel González-Meneses García-Valdecasas under number 186 of his register.

Hereinafter, reference shall be made to Repsol, Repsol Exploración, Caveant, and Repsol YPF Capital, jointly as “Grupo Repsol.” Likewise, Grupo Repsol and PEISA shall be referred to jointly as the “Parties,” and each one of them individually and indistinctly, any of them, as a “Party.”

WHEREAS

a)

On February 21, 2008, Grupo Repsol and PESA, a company fully held by the Eskenazi Family, entered into, among other agreements, a stock purchase and sale agreement, in virtue of which Repsol transferred to PESA 58,603,606 shares of YPF S.A. (hereinafter, “YPF”) under the form of American Depositary Shares (“ADS’s”), issued by The Bank of New York Mellon (hereinafter, “BONY”), representing 14.9% of the capital stock of YPF (hereinafter, the “Purchase and Sale Agreement”).

b)	Also on February 21, 2008, Grupo Repsol and PESA entered into a YPF Shareholders’ Agreement (the “Shareholders’ Agreement”).

Signature Version

c)

On the same date and simultaneous with the signing of the Purchase and Sale Agreement, Grupo Repsol granted the Eskenazi Family two options to acquire from Grupo Repsol, on or after February 21, 2008, and for a period of four (4) years, shares of YPF or representative ADS’s, as a whole, of up to 10.1% of the total YPF capital stock in circulation, through: (i) a first option agreement to purchase YPF shares representing 0.1% of the capital stock of YPF (the “First Option Agreement”) and the “First Option,” respectively; and (ii) a second option agreement to purchase YPF shares representing 10% of the capital stock of YPF.

d)

Pursuant to the provisions of the First Option Agreement, dated May 5, 2008, the Eskenazi Family notified Grupo Repsol of its intention to assign the First Option to PEISA, which was accepted by Grupo Repsol on May 6, 2008.

e)

On May 20, 2008, PEISA, pursuant to the provisions of Clause 5 of the First Option Agreement, notified Grupo Repsol of its desire to exercise the First Option, in order to acquire YPF Class D shares representing 0.1% of the capital stock of YPF. The Strike Price, pursuant to the provisions of Clause 3 f the First Option Agreement, is US$ 34.30013 per Share, totaling, therefore, a total price of US$ 13,490,687 for all of the Shares (393,313, which represent 0.1% of the capital stock of YPF).

f)

Pursuant to the provisions of Article 7 of YPF’s corporate bylaws, and as a result of the exercise of the First Option, PEISA was obligated to make a public offer to purchase all of YPF’s shares, in Argentina and the United States of America (hereinafter, the “Argentine Offer” and the “U.S. Offer,” respectively and, jointly, the “Offers”).

g)

On June 6, 2008, PEISA entered into a loan agreement with Banco Santander, S.A. (“Santander”) through which Santander granted PEISA a commercial loan in the maximum amount of USD 198,500,000 (the “Loan Agreement”) to finance the acquisition by PEISA of (i) the shares or ADS’s to be acquired by exercising the First Option; (ii) the shares and ADS’s to be acquired under the Offers; and (iii) the costs, expenses, and taxes associated with the objectives described in points (i) and (ii), above. In turn, Repsol undertook to guarantee to Santander, jointly and severally and upon first demand, PEISA’s payment obligations under the Loan Agreement through a guaranty agreement entered into on the same date by and among Repsol, Santander, and PEISA (the “Guaranty Agreement”). Under such Guaranty Agreement, PEISA undertake to pledge to Repsol the Class D shares and/or YPF ADS’s acquired by PEISA in the Offers, by exercising the First Option.

Signature Version

h)

In virtue of the provisions of Clause 6.4 of the First Purchase Agreement, exercise of the First Option must take place within a period of ten (10) days after the date on which the statutory Offer process has been completed.

i)	On November 10, 2008, the Offers were settled, and the statutory Offer process was completed.

j)	At the request of PEISA, BONY issued in favor of PEISA 460,869 ADS’s representing 490,869 shares of YPF acquired by PEISA under the Argentine Offer (the “Argentine Offer ADS’s”).

k)

Pursuant to the commitment stipulated in the Guaranty Agreement, the Parties herewith enter into a guaranty agreement (“Pledge and Security Agreement”) with respect to the ADS’s acquired under this Agreement, the ADS’s of the Argentine Offer and 1,356,010 additional ADS’s, acquired in virtue of the U.S. Offer.

l)

PEISA shall subrogate itself to the position of the Eskenazi Family in the Registration Rights Agreement in virtue of the provisions of the Shareholders’ Agreement and the First Option Agreement, assuming, by adhering to it, those rights and obligations of the Eskenazi Family.

m)

Pursuant to the provisions of Clause 6 of the First Option Agreement, it is the intention of the Parties to formalize and perfect the Exercise of the Option, with (i) Repsol proceeding to sell and transfer to PEISA the ADS’s representing the Shares; and (ii) PEISA proceeding to purchase and acquire them, and pay the price for them to Repsol, wherefore they enter into this agreement (hereinafter, the “Agreement”), pursuant to the following

CLAUSES

1.	DEFINITIONS

Unless otherwise resulting from the context, it shall be interpreted that the terms included herein in capital letters or whose first letter is a capital letter have the same meaning as has been assigned to them in the First Option Agreement, as such is defined in Preamble Clause (c) of this Agreement.

2.	RULES OF INTERPRETATION

Signature Version

This Agreement shall be interpreted pursuant to the special precepts established below and the general rules of contract interpretation pursuant to the Applicable Law.

(i)	All the appendices form an integral part of the Agreement, and they have the same validity and effectiveness as if they were incorporated into its main body.

(ii)	References made to clauses are deemed made to clauses of this Agreement.

(iii)	The terms “including,” “included,” “inclusive,” and other similar acceptations should be interpreted as if they were followed by the phrase, “without limitation and merely by way of example.”

(iv)

The terms of “to the best of its knowledge” or “to the best of its knowledge and belief” mean with respect to Grupo Repsol the specific degree of knowledge and/or the degree of knowledge legally required of a member of the board of directors, an officer or director of YPF designated by or at the request of Grupo Repsol.

(v)	Definitions used in singular shall be construed “mutatis mutandis” when used in the plural.

(vi)

Except if otherwise indicated, any reference to “days” shall be construed as “calendar days” or “consecutive days.” When the phrase “business days” appears it shall be construed as referring to the days that are also working days, from Monday to Friday, in the cities of Buenos Aires (Argentina) and Madrid (Spain) and New York (United States).

(vii)

Any reference in this Agreement to shares or participations in a specific legal person shall include both the shares, the parts of interest, and any other form of participation in the capital of such legal person, as well as any certifies issued by such legal person or any third party representing shares, parts of interest or participation in such legal person, including without implying limitation, “ADS’s,” “ADR’s” and any other certificate of deposit or custody of shares, parts of interest or participation in such legal person.

3.	PURCHASE AND SALE

3.1	Objective

3.1.1	The objective of this Agreement is the purchase and sale by PEISA from Repsol of the Shares, with all their inherent rights and obligations. The Shares are sold to PEISA forming a single and indivisible whole given that the purchase and sale are agreed as a joint sale.

Signature Version

3.2  Purchase and Sale

3.2.1

Repsol sells, assigns, and transfers 393,313 Shares cited in Preamble clause 3), above, free of charges or Liens (as such term is defined in the Purchase and Sale Agreement) of any nature, to PEISA, which acquires them under such conditions, all this pursuant to the terms and conditions of this Agreement (hereinafter, the “Purchase and Sale”).

For greater clarity, this Purchase and Sale includes any economic rights generated by the Shares from the Exercise Date still not paid to Repsol which must be paid to PEISA, in particular, those derived from the dividend declared by YPF on November 7, 2008.

In this regard, if Repsol were to receive any payment as a dividend, return of contribution or similar items as owner of the Shares, it shall immediately send such amount to PEISA.

3.3	Delivery and registration of the Shares in the name of the Purchaser and notification to the Company

3.3.1

Repsol shall deliver to PEISA “ADR” certificates representing the Shares, which shall carry a legend in the English language that their circulation has been limited with the agreement of the Depositary (as such term is defined in the Purchase and Sale Agreement) pursuant to the text detailed in Appendix 3.3, and all other acts that are necessary to perfect the registration of the Shares in PEISA’s name at the time this Agreement is signed shall be taken.

4.	PRICE

The price agreed by the parties is US$ 34.30013 per Share; that is, US$ 13,490,687 in total for all of the Shares (hereinafter, the “Price”). Repsol acknowledges having received the Price in full on this same date and, by signing this Agreement, it grants PEISA the most effective payment letter therefor.

5.	CONDITION SUBSEQUENT

Without prejudice to the provisions of the rest of the clauses of this Agreement, Repsol and PEISA agree that the Condition Subsequent (as such term is defined in the Purchase and Sale Agreement) as well as the content of Clause 5 of the Purchase and Sale Agreement, shall be applicable, mutatis mutandis, to this Purchase and Sale, incorporating them by reference.

Signature Version

6.     OTHER COMMITMENTS BY THE PARTIES

6.1	Grupo Repsol Representations and Warranties

6.1.1

Grupo Repsol hereby makes, effective on this very date, to PEISA and with respect to all the Shares, the same representations and warranties related to the capacity of Grupo Repsol, ownership of the Shares, the status of YPF and the nonexistence of conflict which are included in the Purchase and Sale Agreement (Clauses 8.1.1 to 8.1.4). Likewise, the representations and commitments stipulated in Clauses 8.1.6, 8.1.7, 8.1.8, and 8.2.4 of the Purchase and Sale Agreement, are deemed herein reproduced.

6.2	Liability of Grupo Repsol for Representations and Warranties

6.2.1

Grupo Repsol shall be liable to PEISA, under the same terms as stipulated in the Purchase and Sale Agreement, for any loss or damage it might cause to PEISA as a result of the breach, incorrectness, omission, or lack of truth of the representations and warranties under the scope of Clause 6.1 of this Agreement.

If PEISA or PESA make a claim against Grupo Repsol under the scope of Clause 6.1 of this Agreement for damages and injuries derived from any incorrectness, omission, or lack of truth of that stipulated in Clause 8.1.5 of the Purchase and Sale Agreement, the number of YPF shares acquired in virtue of this Agreement shall be calculated together with the 14.9% initially acquired in virtue of the Purchase and Sale Agreement in order to determine the amount of the money damages caused to PEISA and PESA and their possible indemnification and the price thereof shall be added to the price paid in the Purchase and Sale Agreement for the effects of the limit stipulated in Clause 8.3.2 of the Purchase and Sale Agreement.

6.3	Intention to Invest

PEISA understands that the Shares (as ADR’s) are “restricted securities” (restricted securities) and have not been registered pursuant to the United States Security Act of 1933 (the “1933 Act”) or any securities law of any state of the United States and it acquires the Shares in its own behalf and without a view toward their public sale or distribution, or resale in relation to such public sale or distribution, without prejudice to the right of PEISA, subject to the provisions of this Agreement and the Shareholders’ Agreement, to sell or otherwise dispose of, at any time, all or part of such Shares, as the case may be, pursuant to a valid registration statement in virtue of the 1933 Act or in virtue to an exemption to such registration and pursuant to current federal and state securities laws in the United States. PEISA does not currently have any contract, plan, or agreement, directly or indirectly, with any person for the distribution of any of the Shares to any person or entity nor

Signature Version

through any person or entity; it being established, however, that PEISA does not agree to keep any of the Shares for a minimum period of time.

6.4	PEISA’s Adhesion to the Shareholders’ Agreement

6.4.1	By signing this Agreement, and in virtue of the provisions of Clause 7.5.1 of the First Option Agreement, PEISA adheres to the Shareholders’ Agreement.

In virtue thereof, PEISA shall form, from today, an integral part of the party called “PESA” in such Shareholders’ Agreement and the rights attributed to PESA in it shall be construed attributed jointly and inseparably to PESA and PEISA and the exercise thereof shall be through a single representative.

However, the following shall not be applicable to PEISA: (i) the restrictions stipulated in Clause 6.1.1 of the Shareholders’ Agreement; (ii) the stipulations made in the sixth paragraph of Clause 6.2, the third paragraph of Clause 6.3, and the third paragraph of Clause 6.4 of the Shareholders’ Agreement; shall not be applicable to PEISA; (iii) the limitation stipulated in point (i) of the first paragraph of Clause 6.4 and (iv) the restrictions stipulated in the first paragraph of Clause 6.7 from the date hereof.

Any notifications or correspondence which might or must be made to PEISA in relation to the Shareholders Agreement, shall always be made in writing through notarized correspondence or another procedure that proves the delivery and receipt thereof by the addressee, at the following address:

“Cerrito 740, 1st City of Buenos Aires Fax number: 54 1155 55 01 00 To the attention of: Mr. Mauro Dacomo and/or Ignacio Moran Email: m.dacomo@grupopetersen.com/are / i.moran@grupopetersen.com.ar”

7.	MISCELLANEOUS STIPULATIONS

7.1	Notifications

7.1.1

Any notifications and correspondence which might or must be made by and between the Parties in relation to this Agreement, shall always be made in writing through notarized correspondence or another procedure that proves the delivery and receipt thereof by the addressee.

For the effects of notification, the Parties indicate the following addresses:

	(i)	If addressed to PEISA:

To the attention of: Mr. Mauro Dacomo and/or Ignacio Moran Address: Cerrito 740, 1st City of Buenos Aires

Signature Version

Fax number: 54 1155 55 01 00 Email: i.moran@grupopetersen.com.ar

(ii)	If addressed to Grupo Repsol:

Paseo de la Castellana No. 278-280
28046 Madrid (Spain)
Fax: (34) 91 348 04 47
Attention: Corporate Director of Strategy and Development
With a copy to
Fax: (34) 91 348 87 85
Attention: Corporate Director of Legal Affairs

7.1.2

Only notification sent to the addresses in the manner indicated above shall be deemed received. Notification sent to a new address of any of the Parties shall only take effect if the addressee Party thereof notified the other Party in advance of a change of address, notifying it pursuant to this stipulation.

7.2	Assignment

7.2.1

Neither PEISA nor Grupo Repsol may assign the right and obligations derived from this Agreement in whole or in part, to any third party unless the other Party expressly agrees in writing thereto, in advance.

7.2.2

Notwithstanding the foregoing, Grupo Repsol shall not deny its consent if PEISA assigns in whole or in part the economic rights, but not the obligations, derived for PEISA from this Agreement tin favor of any person or entity, to guarantee performance of financial obligations assumed at the time of this Purchase and Sale and the Offers.

7.3	Confidentiality

7.3.1	The content of this Agreement shall be entirely confidential, the Parties being obligated not to disclose the content hereof to any third party, except:

(a)	Pursuant to a court or administrative order or another legal obligation;

(b)	In order to demand or facilitate compliance with the rights and obligations derived from this Agreement;

(c)

If applicable, in order to meet the legal or statutory requirements derived from the remaining pacts agreed in the Purchase and Sale Agreement, the First Option Agreement, the Second Purchase Option Agreement, as well as the remaining agreements related to the foregoing;

Signature Version

(d)

Insofar as necessary, to meet or comply with the reporting obligations that are required with respect to regulatory and supervisory bodies in the capital markets where YPF, Grupo Repsol or, if applicable, the group to which PEISA belongs, are listed.

(e)

In order to provide information to their advisors and auditors, and when financial institutions reasonably need to know it, provided that they are obligated by law or contract to maintain the confidentiality of the information obtained.

7.3.2

Exceptionally, the Parties shall be authorized to make the mandatory communications required by an official body. The Parties to this Agreement shall agree, insofar as possible, on any mandatory communications.

7.4	Taxes and expenses

7.4.1	All taxes and expenses of any type payable for the granting and execution of this Agreement shall be paid by the Parties pursuant to the law.

7.5	Amendments

7.5.1	This Agreement may only be amended through a written document signed by the Parties, which explicitly refers to this Agreement.

7.6	Divisibility

7.6.1

If any of the Stipulations of this Agreement, or any stipulation included in it in the future, were or became null and void or impossible to perform, the validity or the enforceability of the other Stipulations of this Agreement shall not be affected by such circumstance, except if the efficacy of the latter depend on the former. It shall be construed that the null and void stipulation or the stipulation impossible to perform shall be replaced by an adequate and equitable stipulation which, insofar as legally permissible, approximates insofar as possible the intent and objective of the aforementioned null and void or impossible to perform stipulation.

7.7	Terms

7.7.1	The terms established in number of days stipulated in this Agreement shall commence on the day after the day indicated as reference date.

7.7.2	The terms indicated in weeks shall be calculated from day of the week to day of the week and those indicated in months or years shall be calculated from date to date.

7.7.3	All terms shall be deemed to include the due date, which shall expire at twenty-four hundred hours.

Signature Version

7..4	Terms ending on a day other than a Business Day or a business day in the City of Buenos Aires, Argentina, shall be construed extended to the next Business Day.

7.8	Termination

This agreement shall be automatically extinguished and voided if the Purchase and Sale Agreement is terminated as a result of the Argentine antitrust authorities not authorizing the purchase stipulated in it or in this agreement.

8.	APPLICABLE LAW AND JURISDICTION

8.1	Applicable Law

8.1.1	This Agreement shall be governed and interpreted as established in Spanish law.

8.2	Jurisdiction

8.2.1

The Parties expressly subject any disagreement or controversy that might arise on this Agreement or its execution, or which is related to it, to legal arbitration, pursuant to the regulation established by the rules and regulations of the International Chamber of Commerce (hereinafter, “CCI”), before (3) arbitrators appointed pursuant to the provisions of this Agreement, the Parties expressly waiving any other forum that might appertain to them.

82.2.	The Parties state that they know and accept the rules and regulations of the CCI, pursuant to whose rules, if applicable, the arbitration proceeding shall take place.

8.2.3	The arbitration proceeding shall take place in the Spanish language in the city of New York (United States of America), in the place designated by the CCI.

8.2.4

The legal arbitration shall be subject to Spanish law and three (3) arbitrators shall hear it. Grupo Repsol and PEISA shall appoint one (1) arbitrator each, the third of them appointed jointly by the arbitrators so appointed. If the first two (2) arbitrators cannot agree on the selection of the third arbitrator, he shall be appointed pursuant to the current rules of the CCI.

8.2.5	Likewise, the prosecution of the arbitration proceeding shall be subject to the rules and regulations of the CCI.

8.2.6

The Parties shall request that the arbitrators include in the arbitration decision an express decision on the costs. The decision on costs shall be proportional to the estimate of the claims of the Parties contained in the arbitration decision.

Signature Version

8.2.7

The arbitration shall in all cases be final and the Parties are bound to perform and to voluntarily go through the provisions of the arbitration decision, within the timeframes set by common accord at the start of the arbitration proceeding. On lack of agreement, the provisions of the CCI Regulation shall be applicable.

8.2.8

Subsidiarily, and if necessary, especially in relation to the forced execution of the arbitration, the holding of the preparatory proceedings as well as the request for injunctions or measures of any other type, the Parties subject themselves, with express waiver of any other forum that might appertain to them, to the Courts and Tribunals of the city of Madrid or the City of Buenos Aires, at the discretion of the Party complainant or petitioner.

And in witness whereof, the Parties sign this Agreement in two copies, Grupo Repsol in Madrid and PESA and PEISA in Buenos Aires, on the date indicated in the heading which is delivered by Grupo Repsol to the Notary of Madrid, Mr. Recarte Casanova, and PESA and PEISA to the Spanish Consul in Buenos Aires, for it to be certified.

REPSOL YPF, S.A. Mr. Fernando Ramírez Mazarredo	REPSOL EXPLORACIÓN, S.A. Mr. Marcos Estanislao Mozetic
CAVEANT, S.A. Mr. Fernando Ramírez Mazarredo	REPSOL YPF CAPITAL, S.L. Mr. Fernando Ramírez Mazarredo
For PETERSEN ENERGÍA INVERSORA, S.A. Mr. Mauro Renato José Dacomo	For PETERSEN INVERSORA, S.A. Mr. Mauro Renato José Dacomo

Exhibit 99.22

APPENDIX 3.3

ADR LEGEND

THE AMERICAN DEPOSITARY SHARES (THE “ADSs”) EVIDENCED HEREBY AND THE CLASS D SHARES OF YPF SOCIEDAD ANÓNIMA (THE “CLASS D SHARES”) REPRESENTED THEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS IN THE UNITED STATES, AND NEITHER THE ADSs NOR THE CLASS D SHARES MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THIS LEGEND MAY NOT BE REMOVED AND THE ADSs EVIDENCED HEREBY MAY NOT BE SURRENDERED FOR WITHDRAWAL OF ANY CLASS D SHARES REPRESENTED BY SUCH ADSs, NOR SHALL A NEW CERTIFICATE IN RESPECT OF THE ADSs EVIDENCED HEREBY BE ISSUED THAT DOES NOT BEAR THIS LEGEND, UNLESS PRIOR TO SUCH EXCHANGE OR ISSUANCE SUCH CLASS D SHARES AND ADSs (1) ARE REGISTERED FOR RESALE UNDER THE SECURITIES ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR (2) ARE SOLD OR TRANSFERRED IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT (ASSUMING THAT THE TRANSFEROR IS NOT AN AFFILIATE OF THE ISSUER) OR IN RELIANCE UPON REGULATION S UNDER THE SECURITIES ACT, AND THE SALE OF SUCH SECURITIES BY ANY SUCH PERSON IS NOT OTHERWISE RESTRICTED UNDER THE SECURITIES ACT, IN EACH CASE, AS CONFIRMED BY AN OPINION OF UNITED STATES COUNSEL THAT IS REASONABLY SATISFACTORY TO THE DEPOSITARY, AND IN COMPLIANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.